Exhibit 4.7
DESCRIPTION OF THE RESITRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934
Throughout this exhibit, references to “we,” “our,” and “us” refer to Conn’s, Inc. The following summary of terms of our common stock, par value $0.01 per share (the “common stock”), and preferred stock, $0.01 value per share (the “preferred stock”), is based upon our Certificate of Incorporation (as amended, our “Certificate of Incorporation”) and Second Amended and Restated Bylaws (as amended, our “Bylaws”). This summary is not complete and is subject to, and qualified in its entirety by reference to, our Certificate of Incorporation and our Bylaws. For a complete description of the terms and provisions of the common stock, refer to our Certificate of Incorporation and our Bylaws. We encourage you to read these documents and the applicable portions of the Delaware General Corporation Law (the “DGCL”) carefully.
Authorized Capital Stock
Our authorized capital stock consists of 100,000,000 shares of common stock, $0.01 par value per share, and 1,000,000 shares of preferred stock, $0.01 par value per share.
Common Stock
Subject to the provisions of our Certificate of Incorporation and limitations prescribed by law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded, we may issue our common stock from time to time upon such terms and for such consideration as may be determined by our board of directors. Generally, the issuance of common stock, up to the aggregate amounts authorized by our Certificate of Incorporation and any limitations prescribed by law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded, will not require approval of our stockholders. The shares of common stock have no preemptive rights to participate in future stock offerings.
Voting
For all matters submitted to a vote of stockholders, the holders of our common stock, subject to any rights that may be granted to any preferred stockholders, elect all directors and are entitled to one vote for each share registered in the stockholder’s name on all other matters coming before a stockholders’ meeting. Our common stock does not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any uncontested election of directors may elect all of the directors standing for election. In a contested election, directors are elected by a plurality of the shares voting in person or by proxy. A plurality means receiving the largest number of votes, regardless of whether that is a majority.
Dividends
Holders of common stock are entitled to share ratably in any dividends declared by our board of directors, subject to any preferential dividend rights of any outstanding preferred stock. Dividends consisting of shares of common stock may be paid to holders of shares of common stock.
Liquidation and Dissolution
If we are liquidated or dissolve, the holders of our common stock will be entitled to share ratably in all the assets that remain after we pay our liabilities, subject to the prior rights of any outstanding preferred stock.
Other Rights and Restrictions
Holders of our common stock do not have preemptive rights, are not entitled to the benefits of any sinking fund, and have no right to convert their common stock into any other securities. Our common stock is not subject to redemption by us. Our Certificate of Incorporation and Bylaws do not restrict the ability of a holder of common stock to transfer the stockholder’s shares of common stock.
The rights, powers, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of any series of our preferred stock.
Listing
Our common stock is listed on the NASDAQ Global Select Market under the symbol “CONN.”
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is Computershare Trust Company, Inc.

Anti-Takeover Provisions of Our Certificate of Incorporation and Bylaws and the Delaware General Corporation Laws
Our Certificate of Incorporation and Bylaws and the DGCL contain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions, which are summarized below, are designed to, among other things, discourage coercive takeover practices and inadequate takeover bids and encourage persons seeking to acquire control of us to first negotiate with our board of directors in hopes of improving the terms of any such takeover bids.
Authorized but Unissued Capital Stock
We currently have 100,000,000 authorized shares of common stock and 1,000,000 authorized shares of preferred stock. Due to our authorized but unissued common stock and preferred stock, our board of directors may be able to discourage or make any attempt to obtain control of us more difficult. If, in the exercise of its fiduciary obligations, our board of directors determines that a takeover proposal is not in our best interest, the board of directors could issue a portion of these shares without stockholder approval, subject to any limitations prescribed by law or the rules of any stock exchange or automated quotation or system on which our securities may be listed or traded. These shares could be issued in one or more transactions that might prevent or make the completion of a proposed change of control transaction more difficult or costly by:

•	diluting the voting or other rights of the proposed acquiror or insurgent stockholder group;

•	creating a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent board of directors; or

•	effecting an acquisition that might complicate or preclude the takeover.
In this regard, our Certificate of Incorporation grants our board of directors broad power to establish the rights, preferences and limitations of the authorized and unissued shares of our preferred stock. For example, our board of directors could establish one or more series of preferred stock that entitle holders to:

•	vote separately as a class on any proposed merger or consolidation;

•	cast a proportionately larger vote together with our common stock on any proposed transaction or other voting matter;

•	elect directors having terms of office or voting rights greater than those of our other directors;

•	convert preferred stock into a greater number of shares of our common stock or other securities;

•	demand redemption at a specified price under prescribed circumstances related to a change of control of us; or

•	exercise other rights designed to impede a takeover.
Stockholder Action, Special Meeting of Stockholders, Advance Notice Requirements for Stockholder Proposals and Director Nominations
Our Bylaws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors and to bring other business before an annual meeting of our stockholders. For notice of stockholder nominations to be timely, the notice must be received by our secretary not later than the close of business on the 90th calendar day, nor earlier than the close of business on the 120th calendar day, prior to the first anniversary of the date of the preceding year’s proxy statement in connection with the preceding year’s annual meeting. In addition to these procedures, a stockholder’s notice proposing to nominate a person for election as a director or relating to the conduct of business other than the nomination of directors must contain certain specified information. Otherwise, the Chairman of a meeting may determine that an individual was not nominated or the other business was not properly brought before the meeting.
No Stockholder Action by Written Consent; Special Meetings.
Any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by written consent without a meeting unless approved in advance by our board of directors. Special meetings of our stockholders for any purpose or purposes may be called only by our Chairman, our President or by a majority of our board of directors.
Delaware Anti-Takeover Provisions
We are subject to Section 203 of the DGCL. In general, the statute prohibits a publicly-held Delaware corporation from engaging in any “business combination” with any person deemed to be an “interested stockholder” for a period of three years following the date that the stockholder became an interested stockholder unless:

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prior to the date that the person became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

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upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

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on or subsequent to the date that the person became an interested stockholder, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock not held by the interested stockholder.

Section 203 of the DGCL defines “business combination” to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, lease, transfer, pledge, or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	any transaction involving the corporation which directly or indirectly materially increases the proportionate share of stock owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.
In general, Section 203 of the DGCL defines an interested stockholder as any person beneficially owning 15% or more of the outstanding voting stock of the corporation and any person controlling, controlled by or under common control with that person.
Section 203 of the DGCL may make it more difficult for an interested stockholder to effect various business combinations with us for a three-year period.
The above description of Section 203 of the DGCL is intended as a summary only and is qualified in its entirety by reference to Section 203 of the DGCL.